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                      September 20, 2021

       Peter Wojcik
       Chief Executive Officer
       Pharmagreen Biotech Inc.
       2987 Blackbear Court
       Coquitlam, British Columbia V3E 3A2

                                                        Re: Pharmagreen Biotech
Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2020
                                                            Filed January 8,
2021
                                                            File No. 000-56090

       Dear Mr. Wojcik:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation